Will assume advisory role with the company

Hunt to Step Down

as USPB CEO

Linville to Become New CEO

Steve Hunt has announced he is stepping down as President and CEO of U.S. Premium Beef, LLC, effective January 28, 2013, and will assume an advisory role with the company. The Board of Directors has named Stan Linville, USPB Executive Vice President and Chief Operating Officer, as the new CEO.

“We look forward to a seamless transition as we implement this succession of leadership,” Mark Gardiner, USPB Board Chairman said. “Without question, Steve's visionary leadership in helping to form and grow our company has had a significant impact on not only our unitholders and associates who have marketed cattle through USPB, but also on the entire U.S. industry, by providing a system that rewards cattlemen and women for producing the quality of products consumers want. His efforts helped connect the dots between producers and consumers with dollars and cents. Our company is in a very solid position today and we look forward to working with Stan, who brings significant knowledge and experience in USPB and the industry, to build upon the foundation that has been set.”

“Being a part of forming this unique company and developing this successful value-based model that has captured significant benefits for our unitholders and associates has been a great honor and privilege,” Hunt said. “With the transition of our ownership position and my duties, and the solid footing we have established, I have decided the time is right for me to step aside as chief executive and take on an advisory role. I believe there are great opportunities for USPB in the future, so much so that I intend to maintain my ownership position in USPB.

“We have a great company with highly capable management and a new partnership with Leucadia that is exciting and full of opportunities. I want to thank the employees, the Board, our partners and the many cattle

...continued on page 2

Check out www.AgStockTrade.com for complete match history

Class B Units Trade

Last month, 350 Class B units traded in a single transaction on AgStockTrade.com for $199 per unit.

If you have an interest in buying or selling USPB units, complete listings of “matches” for all classes of USPB units, as well as USPB Security and Exchange Commission filings can be viewed at www.AgStockTrade.com. Matches do not constitute a completed transaction until the conditions for closing have been met. ®

  USPB Non-Conditional Unit Trade Report

DR = Delivery Rights; DY = Delivery Year	FY 2012 Trades	Most Recent Trades
# Class A Units (DR available DY 201 3)	17,706	16,706
Avg. Price Per Unit	$91.99	$94.50
# Class B Units	20,478	350
Avg. Price Per Unit	$188.39	$199.00

Two Board positions up for election

Annual Meeting Set for March 26, 2013

As a result of moving the company’s fiscal year to a calendar year, U.S. Premium Beef’s fiscal year 2012 annual meeting will be conducted in Kansas City, MO, at the Kansas City Airport Hilton on March 26, 2013. A pre-annual meeting reception will be held on the evening of March 25 at the Airport Hilton.

There are two positions on USPB’s Board of Directors up for election. Jerry Bohn, Pratt, KS, and Duane Ramsey, Scott City, KS, currently hold these positions and both candidates have announced their intentions to run for re-election.

Unitholders who want information on becoming a candidate for USPB’s Board should contact Mary Ann Kniebel, Chair of USPB’s Nominating Committee, at 785-349-2821, or the USPB office at 866-877-2525. Applications are due December 26, 2012. ®

     Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef

Hunt to Step Down as USPB CEO...	continued from page 1

“Steve has put USPB in a very positive and respected position in our industry,” Linville noted. “I believe working with our members, employees, the Board and National Beef in this new capacity will let us sustain the position we've achieved and continue to grow our company to the benefit of all,” he added. ®

Did You Know...

✓If you have delivery rights you do not plan on using in delivery year 2013, which ends August 31, and would like USPB to help you get them leased to other producers, please call our office at 866-877-2525.

✓USPB’s $35 per head age and source verified (ASV) premium has been extended for cattle delivered through March 30, 2013. USPB requires projections for ASV cattle. Please call our office at 866-877-2525 as soon as possible to let us know the approximate number of ASV cattle you, or your feedyard, plan on delivering between now and March 30, 2013, to ensure that your cattle have a reservation in our program. Even with a reservation, you will still need to have access to the necessary number of delivery rights. ®

producer-owners I have had the privilege to work with over the past 17 years,” Hunt added. “I look forward to continuing my involvement with USPB in an advisory capacity.”

BENCHMARK PERFORMANCE DATA TABLE
Base Grid Cattle Harvested in KS Plants 11/11/12 to 12/08/12
(Numbers in Percent)	Base Grid
	ALL	Top 25%
Yield	65.11	65.59
Prime	2.47	4.10
CH & PR	67.22	81.81
CAB	17.84	27.16
BCP	17.42	22.15
Ungraded	1.32	0.61
Hard Bone	0.66	0.42
YG1	16.94	12.18
YG2	41.61	39.52
YG3	33.89	39.03
YG4	7.02	8.62
YG5	0.54	0.65
Light Weight	0.22	0.08
Heavy Weight	2.77	2.31
Average Grid Premiums/Discounts ($Head)
Quality Grade	$39.55	$71.95
Yield Benefit	$31.94	$44.00
Yield Grade	-$1.74	-$3.39
Out Weight	-$4.16	-$3.37
ASV	$2.49	$5.38
Natural	$3.16	$10.21
Total Premium	$71.24	$124.78